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                                   DEFINITIVE COPY







                          EASTMAN KODAK COMPANY
                            343 State Street
                        Rochester, New York  14650




                 NOTICE OF 1997 ANNUAL MEETING AND PROXY STATEMENT


                        (CORPORATE LOGO OMITTED)



                       Date of Notice March 27, 1997


TABLE OF CONTENTS



Notice of Annual Shareholders Meeting...................4
Information Requests....................................5
A Note for Kodak Employees and Retirees, and
  Dividend Reinvestment Plan Participants...............5
Election of Directors (Item 1)..........................5
Committees of the Board of Directors...................10
Beneficial Security Ownership of Directors, Nominees
  and Executive Officers...............................12
Compensation of Directors and Executive Officers.......13
Report on Executive Compensation by the Executive
  Compensation and Development Committee...............28
Performance Graph - Shareholder Return.................32
Ratification of Election of
  Independent Accountants (Item 2).....................34
Shareholder Proposal (Item 3)..........................34
Other Matters..........................................36



TO KODAK SHAREHOLDERS

      On behalf of the Board of Directors, it is my pleasure to invite you to attend the Annual Meeting of the shareholders of Eastman Kodak Company. The Meeting will be held in Greeley,
Colorado, on May 14, 1997, at 10:00 a.m.

      It is important that your shares be represented at the Meeting. Please sign, date and return the enclosed proxy card as soon as possible.

      There will be time during the Meeting to discuss each item of business described in the Proxy Statement. There will also be time for you to ask questions about the Company.


s/George Fisher



George M. C. Fisher
Chairman of the Board

NOTICE OF ANNUAL SHAREHOLDERS MEETING

      The Annual Meeting of the shareholders of Eastman Kodak Company will be held at the Union Colony Civic Center, 701 Tenth Avenue,
Greeley, Colorado, on Wednesday, May 14, 1997, at 10:00 a.m.

      If you plan to attend the Meeting and are a record holder, please check the appropriate box on the enclosed proxy card. If you plan to bring a guest with you to the Meeting, please check the appropriate box on the enclosed proxy card. If you are a street holder, please bring a statement from your broker showing your holdings. You may bring a guest with you to the Meeting. Attendance at the Meeting will be on a first-come, first-served basis, upon arrival at the Meeting.

      If you have any questions about the Meeting please contact:
Coordinator, Shareholder Services, Eastman Kodak Company, 343 State Street, Rochester, New York 14650-0520, (716) 724-5492.

      Please do not write any comments on your proxy card.
Consistent with the Company's policy on confidential voting (see page
37), proxy cards will not be seen by anyone at the Company.

      Photographs will be taken at the Annual Meeting for use by the Company. The Company may use these photographs in publications. If you attend the Meeting, permission to use your picture is assumed.

      The Union Colony Civic Center is handicap accessible. If you require special assistance, please call Coordinator, Shareholder
Services at  (716) 724-5492.

      The business of the Meeting will be:
      1.    The election of directors;
      2. The ratification of election of independent accountants; and
3. Action on a shareholder proposal concerning annual election of directors.

      You will be entitled to vote at the Meeting if you are a shareholder of record at the close of business on March 17, 1997.

By Order of the Board of Directors

/s/ Joyce P. Haag

Joyce P. Haag, Secretary
Eastman Kodak Company
March 27, 1997

INFORMATION REQUESTS

    You may request any of the following Company documents by writing to Coordinator, Shareholder Services, Eastman Kodak Company, 343
State Street, Rochester, New York  14650-0520:
  Annual Report on Form 10-K;
  Transcript of the Annual Meeting;
  Plan descriptions, annual reports, and trust agreements and contracts for the pension plans of the Company and its subsidiaries;
  Report on diversity; and
  Health, Safety and Environment Annual Report.



A NOTE FOR KODAK EMPLOYEES AND RETIREES,
AND DIVIDEND REINVESTMENT PLAN PARTICIPANTS

      If you participate in any of the following plans, you may vote the shares you own in these plans by using the proxy card mailed to you with this Proxy Statement:
  Employee Stock Purchase Plan for Employees of Eastman Kodak
Company;
  Dividend Reinvestment Plan for Shareholders of Eastman Kodak
Company;
  Kodak Stock Fund of the Eastman Kodak Employees' Savings and
Investment Plan; or
  Kodak Employee Stock Ownership Plan.

      The trustees and the custodians for these plans are the shareholders of record of the Kodak shares held in these plans. Therefore, they are entitled to vote the shares held in these plans. However, they may not vote the shares under the applicable trust agreements or regulations unless they receive directions from you as the plan participant. The trustees and custodians will vote the number of shares you hold in each plan as you direct on the enclosed proxy card. If you do not return the proxy card, none of the shares you own, including your shares held in these plans, will be voted. Therefore, we urge you to sign and date your proxy card and return it promptly.



ITEMS 1 - ELECTION OF DIRECTORS

      The By-laws of the Company provide that there be at least nine directors, but no more than 18 directors. The number of directors is set by the Board of Directors. The Company's Restated Certificate of Incorporation provides that the Board of Directors is divided into three classes or groups of directors with overlapping three-year terms. There are four directors whose terms expire at the 1997 Annual Meeting.

      Four people (Gov. Collins, Mr. Fisher, Dr. Gray, and Mr. Phelan) have been nominated for election as Class I directors for a term expiring at the 2000 Annual Meeting. All of these nominees were previously elected by you. In addition, two people (Mr. Kavetas and Dr. Tyson) have been nominated for election as Class II directors for a term expiring at the 1998 Annual Meeting. These two nominees are standing for election as directors for the first time. Biographical information about each of the six nominees appears below. The remaining directors whose terms are continuing until the 1998 or 1999 Annual Meeting also appear in the sections below. Mr. Prezzano, who was a Class II director, retired January 1, 1997.

      Each director, who is not an employee of the Company, is elected to serve until the end of the term for which he or she is elected and until his or her successor is elected and qualified. Directors who are not employees leave the Board on the date of the Annual Meeting that occurs on or immediately following their 70th birthday. However, employee directors leave the Board when their employment terminates.

      The Board of Directors may substitute another person for any of the nominees. In this unlikely event, all the shares represented by proxies will be voted for this person.

      If any director retires, resigns, dies or is unable to serve for any reason, the Board may reduce the number of directors. If the Board does not reduce the number of directors or if there is a vacancy for any reason, the remaining directors will choose a person to fill the vacancy. This person will serve until the next Annual Meeting of shareholders.

The Board of Directors recommends a vote FOR the election of directors.

NOMINEES TO SERVE AS DIRECTORS FOR A THREE-YEAR TERM EXPIRING AT THE 2000 ANNUAL MEETING
(Class I Directors)


MARTHA LAYNE
COLLINS (PICTURE
OMITTED)

Governor Collins, 60, was elected to the Kodak Board of Directors in May 1988. She is Director, International Business and Management Center, at the University of Kentucky, a position she assumed in July 1996. She is also President of Martha Layne Collins and Associates, a consulting firm. From July 1990 to July 1996 she was President of St. Catharine College in Springfield, Kentucky. Following her receipt of a BS degree from the University of Kentucky, Governor Collins taught from 1959 to 1970. After acting as Coordinator of Women's Activities in a number of political campaigns, she served as Clerk of the Supreme Court of the Commonwealth of Kentucky from 1975 to 1979. She was elected to a four-year term as Governor of the Commonwealth of Kentucky in 1983 after having served as Lieutenant Governor from 1979 to 1983. Governor Collins, who has served as a Fellow at the Institute of Politics, Harvard University, is a director of R. R. Donnelley & Sons Company, Bank of Louisville and Mid-America Bancorp.

GEORGE M. C.
FISHER (PICTURE OMITTED)

Mr. Fisher, 56, who joined the Kodak Board of Directors in December 1993, is Chairman and Chief Executive Officer of Eastman Kodak Company. Mr. Fisher also held the position of President from December 1993 through December 1996 and the position of Chief Operating Officer from October 1995 through December 1996. Before joining Kodak, Mr. Fisher served as Chairman and Chief Executive Officer of Motorola, Inc., after having served as President and Chief Executive Officer between 1988 and 1990 and Senior Executive Vice President and Deputy to the Chief Executive Officer between 1986 and 1988. Mr. Fisher holds a bachelor's degree in engineering from the University of Illinois and a master's degree in engineering and a doctorate degree in applied mathematics from Brown University. Mr. Fisher is a director of General Motors Corporation.

PAUL E.
GRAY (PICTURE OMITTED)

Dr. Gray, 65, was elected to the Kodak Board of Directors in September 1990. Chairman of the Corporation of the Massachusetts Institute of Technology (M.I.T.) since October 1990, Dr. Gray served for the ten preceding years as President of M.I.T. He has also served on the M.I.T. faculty and in the academic administration, including responsibilities as Associate Provost, Dean of Engineering, and Chancellor. Dr. Gray earned his bachelor's, master's, and doctorate degrees in electrical engineering from M.I.T. He is a director of Arthur D. Little, Incorporated, The New England, New England Investment Company and The Boeing Co.

JOHN J.
PHELAN, JR. (PICTURE OMITTED)

Mr. Phelan, 65, who joined the Kodak Board of Directors in December 1987, is the retired Chairman and Chief Executive Officer of the New York Stock Exchange, a position which he held from 1984 until 1990. He was President of the International Federation of Stock Exchanges from 1991 through 1993. He is a member of the Council on Foreign Relations and is a senior advisor to the Boston Consulting Group.
Mr. Phelan, a graduate of Adelphi University, is active in educational and philanthropic organizations and is also a director of Merrill Lynch & Co., Inc., Metropolitan Life Insurance Company and SONAT Inc.




NOMINEES TO SERVE AS DIRECTORS FOR A ONE-YEAR TERM EXPIRING AT THE 1998 ANNUAL MEETING
(Class II Directors)

HARRY L.
KAVETAS (PICTURE OMITTED)

Mr. Kavetas, 59, is Chief Financial Officer and Executive Vice President and of Eastman Kodak Company. He was elected to this position in September 1994 after serving as Senior Vice President since February 1994. Before joining Kodak, Mr. Kavetas served as President, Chief Executive Officer and Director of IBM Credit Corporation, a position he held from 1986 until he retired from IBM in December 1993. In his 32 years at IBM, Mr. Kavetas held a number of management positions. Mr. Kavetas holds a BA degree in finance and economics from the University of Illinois. He is a director of Lincoln National Corporation and Caliber Systems, Inc.

LAURA D'ANDREA
TYSON (PICTURE OMITTED)

Dr. Tyson, 49, is professor of the Class of 1939 Chair at the University of California, Berkeley, a position she accepted in January 1997. Prior to accepting this position, Dr. Tyson served in the first Clinton Administration as Chairman of the President's National Economic Council and 16th Chair of the White House Council of Economic Advisers. Prior to joining the Administration, Dr. Tyson was professor of Economics and Business Administration, Director of the Institute of International Studies, and Research Director of the Berkeley Roundtable on the International Economy at the University of California, Berkeley. Dr. Tyson holds a BA degree from Smith College and a Ph.D. degree in economics from the Massachusetts Institute of Technology. Dr. Tyson is the author of numerous articles on economics, economic policy and international competition. She is a member of the board of directors of Ameritech Corporation.



DIRECTORS CONTINUING TO SERVE A TERM EXPIRING AT THE 1998 ANNUAL
MEETING
(Class II Directors)

ALICE F.
EMERSON (PICTURE OMITTED)

Dr. Emerson, 65, is Senior Fellow of The Andrew W. Mellon Foundation, a position she assumed in 1991 after having served as President of Wheaton College in Massachusetts since 1975. Prior to 1975, Dr. Emerson served the University of Pennsylvania, first as Dean of Women from 1966 to 1969 and subsequently as Dean of Students. Elected to the Kodak Board of Directors in May 1992, Dr. Emerson received her bachelor's degree from Vassar College and her Ph.D. degree from Bryn Mawr College. She is a member of the boards of directors of AES Corporation, Bank of Boston Corporation and Champion International Corp.

ROBERTO C.
GOIZUETA (PICTURE OMITTED)

Mr. Goizueta, 65, is Chairman and Chief Executive Officer of The Coca-Cola Company. He was elected to this position in March 1981, having served as President from May 1980 to March 1981. Prior to becoming President, he was a Vice Chairman and Executive Vice President. Mr. Goizueta, who was elected to the Kodak Board of Directors in May 1989, received a BS degree in chemical engineering from Yale University. He is a member of the boards of directors of Ford Motor Company, SONAT Inc. and SunTrust Banks, Inc.



DIRECTORS CONTINUING TO SERVE A TERM EXPIRING AT THE 1999 ANNUAL
MEETING
(Class III Directors)

RICHARD S.
BRADDOCK (PICTURE OMITTED)

Mr. Braddock, 55, who was elected to the Kodak Board of Directors in May 1987, was a principal of Clayton, Dubilier & Rice, for the period June 1994 to September 1995. From January 1993 until October 1993, he was Chief Executive Officer of Medco Containment Services, Inc. From January 1990 through October 1992, he served as President and Chief Operating Officer of Citicorp and its principal subsidiary, Citibank, N.A. Prior to that, he served for approximately five years as Sector Executive in charge of Citicorp's Individual Bank, one of the financial services company's three core businesses. Mr. Braddock was graduated from Dartmouth College in 1963 with a degree in history, and received his MBA degree from the Harvard School of Business Administration in 1965. He is a director of True North Communications Inc., E-Trade and Ion Laser Technology.

KARLHEINZ
KASKE (PICTURE OMITTED)

Dr. Kaske, 68, who was elected to the Kodak Board of Directors in May 1993, served as President and Chief Executive Officer of Siemens AG from 1981 until his retirement in September 1992. Dr. Kaske joined Siemens in 1960 and held a variety of positions with Siemens AG, including head of Process Engineering and head of the Power Engineering Group. Dr. Kaske is a professor at the Technical University of Munich. He holds a diploma in physics from the Technical University of Aachen and a Doctorate of Engineering from the Technical University of Brunswick. Dr. Kaske is a member of the supervisory boards of MAN Aktiengesellschaft and Linde AG.



RICHARD A.
ZIMMERMAN  (PICTURE OMITTED)


Mr. Zimmerman, 65, who joined the Kodak Board of Directors in July 1989, is the retired Chairman and Chief Executive Officer of Hershey Foods Corporation. Mr. Zimmerman joined Hershey in 1958 and was named Vice President in 1971. Appointed a Group Vice President later in 1971, he became President and Chief Operating Officer in 1976. He was named Chief Executive Officer in January 1984 and Chairman of the Board in March 1985. Mr. Zimmerman was graduated from Pennsylvania State University. He is a member of the boards of directors of Lance, Inc. and Westvaco Corporation.




COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has an Audit Committee, an Executive
Compensation and Development Committee, a Committee on Directors, a Finance Committee, and a Public Policy Committee.

Audit Committee The members of the Audit Committee are Mr. Zimmerman (Chairman), Dr. Kaske and Gov. Collins. The Committee had four meetings during 1996, at which it:
(1) recommended to the Board that Price Waterhouse LLP be elected as independent accountants;
(2) reviewed the audit and non-audit activities of both the independent accountants and the internal audit staff of the Company; and
(3) met separately and privately with the independent accountants and with the Company's Director, Corporate Auditing, to ensure that the scope of their activities had not been restricted and that adequate responses to their recommendations had been received.

Executive Compensation and Development Committee The members of the Executive Compensation and Development Committee are Mr. Braddock (Chairman), Dr. Emerson and Messrs. Goizueta and Phelan. The Committee had four meetings in 1996. The Committee's activities included:
(1)   a review of the Company's executive development process;
(2) approval of remuneration to be paid to the Chief Executive Officer, President, executive vice presidents and senior vice presidents of the Company and recommendations concerning compensation of other Company officers;
(3) certification of awards and grant of stock options under the 1995 Omnibus Long-Term Compensation Plan; and
(4) certification of awards under the Management Variable Compensation Plan and Wage Dividend Plan.


Committee on Directors The members of the Committee on Directors are Messrs. Goizueta (Chairman), Braddock and Zimmerman. The Committee will consider persons whom shareholders recommend as candidates for election as Company directors. Any shareholder wishing to make such a recommendation should submit it to the Secretary of the Company. The Committee, which acted by a written consent and met once in 1996, took the following actions:
(1) reviewed the qualifications of individuals for election as members of the Board;
(2) recommended qualified individuals to be considered for Board membership;
(3)   recommended revisions to the directors' committee fees; and
(4) recommended revisions to the Deferred Compensation Plan for Directors and the Directors' Charitable Award Program.

Finance Committee The members of the Finance Committee are Mr. Phelan (Chairman) and Drs. Gray and Kaske. The Committee had eight meetings during 1996 and reviewed:
(1) the investment performance and the administration of the Company's pension plan;
(2)   the Company's financing strategies; and
(3)   significant acquisitions, divestitures, and joint ventures.

Public Policy Committee The members of the Public Policy Committee are Gov. Collins (Chairman) and Drs. Emerson and Gray. The Committee met twice during 1996. Its activities included a review of:
(1)   proposals submitted by shareholders;
(2)   the Company's philanthropic programs; and
(3)   the Company's environmental initiatives.

Meeting Attendance The Board of Directors held a total of nine meetings in 1996. All of the directors attended at least 75 percent of the meetings of the Board and committees of the Board on which such director served, and the average attendance by all directors was over 96 percent.


BENEFICIAL SECURITY OWNERSHIP OF DIRECTORS, NOMINEES AND EXECUTIVE
OFFICERS

Directors, Nominees
and Executive                       Number of Common Shares
Officers                            Owned on Jan. 2, 1997
-------------------                 -----------------------

Richard S. Braddock                         3,080
Daniel A. Carp                             90,805 (a)(b)
Martha Layne Collins                        2,885
Alice F. Emerson                            3,553 (c)
George M. C. Fisher                     1,004,769 (a)(b)
Roberto C. Goizueta                         5,044
Paul E. Gray                                2,404
Karlheinz Kaske                             1,898
Harry L. Kavetas                           55,150 (a)(b)(d)
Carl F. Kohrt                              79,427 (a)(b)(d)
John J. Phelan, Jr.                         7,852 (c)
Wilbur J. Prezzano                        288,620 (a)(b)
Laura D'Andrea Tyson                           50 (e)
Richard A. Zimmerman                        3,577 (c)
All Directors, Nominees and             2,022,440 (a)(b)(d)(f)
  Executive Officers as a
  Group (23), including the above



(a) Includes the following number of shares which may be acquired by exercise of stock options which were vested as of March 2, 1997: D. A. Carp - 71,367; G. M. C. Fisher - 810,824; H. L.
Kavetas - 9,352; C. F. Kohrt - 57,521; W. J. Prezzano -
239,565; and all directors, nominees and executive officers as a group - 1,521,339.
(b) Includes the following Eastman Kodak Company common stock equivalents, receipt of which was deferred under the Performance Stock Program: D. A. Carp - 19,244; G. M. C.
Fisher - 66,545; H. L. Kavetas - 11,390; C. F. Kohrt - 19,244;
W. J. Prezzano - 37,810; and all directors, nominees and executive officers as a group - 243,274.
(c) Includes the following Eastman Kodak Company common stock equivalents, which are held in the Deferred Compensation Plan
For Directors: A. F. Emerson - 1,616; J. J. Phelan, Jr. -
4,609; and R. A. Zimmerman - 113.
(d) Includes the following Eastman Kodak Company common stock equivalents, which are held in the Executive Deferred
Compensation Plan: H. L. Kavetas - 21,598; C. F. Kohrt - 1,012;
and all directors, nominees, and executive officers as a group
- 34,385.
(e)   These shares were purchased in March 1997.
(f) The total number of shares beneficially owned by all directors, nominees and executive officers as a group is less than one percent of the Company's outstanding shares.


      The above table reports beneficial ownership in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. This means, except as noted below, all Company securities over which the directors, nominees and executive officers directly or indirectly have or share voting or investment power have been deemed beneficially owned. The figures above include shares held for the account of the above persons in the Dividend Reinvestment Plan for Shareholders of Eastman Kodak Company, in the Kodak Employee Stock Ownership Plan, and the interests, if any, of those of the above persons in the Kodak Stock Fund of the Eastman Kodak Employees' Savings and Investment Plan, stated in terms of Kodak shares.

      The table does not include approximately 6,956,190 shares of the Company's stock (less than three percent of the outstanding shares) held in the Kodak Stock Fund of the Eastman Kodak Employees' Savings and Investment Plan for the benefit of approximately 26,310 employees and former employees. A committee consisting of six individuals, including four Company officers, has discretionary voting power over this fund.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation of Directors   Directors who are employees of the
Company are not paid any additional compensation as directors. Each director who is not an employee of the Company is paid an annual retainer of $38,000, consisting of $20,000 worth of the common stock of the Company and $18,000 in cash. In addition, each director who is not an employee of the Company is paid $1,000 for each Board meeting, Board committee meeting and special meeting. Each director who chairs a Board committee or special meeting is paid an additional $1,000 per such meeting.

      There is a deferred compensation plan available to all non-employee directors for the cash portion of their compensation. Two directors participated in this plan during 1996. Directors who participate in this plan choose between an account that is credited interest and a phantom Kodak stock account. The value of the phantom Kodak stock account fluctuates with the market price of Kodak stock. In the event of a Change In Control, each account under the deferred compensation plan will be paid in a single cash payment.

      Each director who is not an employee of the Company is eligible to participate in a retirement plan for directors. For those directors whose service as a director commenced prior to January 1, 1996, the plan provides an annual retirement benefit for life equal to the then current annual retainer. Directors who have served fewer than five years are entitled to a pro rata retirement benefit. Effective for those directors whose service as a director commences on or after January 1, 1996, the annual retirement benefit will be paid until the earlier of the director's death or the end of a period of time equal to the director's length of service. In addition, the annual retirement benefit will be based on the annual retainer in effect on the date of the director's termination of service. In the event of a Change In Control, all retirement benefit payments will be paid in a single cash payment equal to the present value of the remaining retirement benefits.

      Each director who is not an employee of the Company is covered by group term life insurance in the amount of $100,000. This amount decreases to $50,000 at the later of retirement from the Board under the retirement plan described above or at age 65.

      Each non-employee director whose service commenced prior to January 1, 1997, is eligible to participate in the Company's Directors' Charitable Award Program. This program provides for a contribution by the Company of up to $1,000,000 following the director's death to up to four charitable institutions recommended by the director. The individual directors derive no financial benefits from this program. It is funded by joint life insurance policies purchased by the Company and self-insurance. The purposes of the program are to further the Company's philanthropic endeavors, with particular emphasis on education, acknowledge the services of the Company's directors, and recognize the interest of the Company and the directors in supporting worthy charitable and educational institutions. Directors who are participating in the program are Messrs. Braddock, Phelan, and Zimmerman,
Drs. Emerson, Gray, and Kaske, and Gov. Collins.

Compensation of Executive Officers   The individuals named in the
following table were the Company's Chief Executive Officer and the four highest-paid executive officers during 1996.




                                               SUMMARY COMPENSATION TABLE
                                               --------------------------
                                        Annual Compensation(a)             Long-Term Compensation(a)
                                --------------------------------     -------------------------------
                                                                            Awards           Payouts
                                                                     ----------------------- -------
                                                                                   Securities
                                                          Other                    Under-
                                                          Annual     Restricted    lying                   All Other
Name and                                                  Compen-    Stock         Options/  LTIP          Compensa-
Principal Position       Year   Salary        Bonus(b)     sation(c)    Award(s)(d)    SARs      Payouts(e)     tion
------------------       ----   ----------    ---------- ---------  -----------  ----------- -----------  ------------

G. M. C. Fisher          1996   $2,000,000    $1,986,884 $      0   $        0       75,000  $1,495,463   $1,925,188(f)
Chairman, President      1995    2,000,000     2,282,496        0            0       50,000   5,010,098    2,004,941(f)
CEO & COO                1994    2,000,000     1,816,400   84,901            0            0           0    2,103,524(f)

D. A. Carp               1996      517,309       653,779        0            0       34,000     365,558            0
Executive Vice President 1995      334,616       342,645  206,339            0       29,820   1,443,866            0
& Assistant COO          1994      319,231       213,212  351,231            0        7,600           0            0

H. L. Kavetas            1996      597,692       522,228        0            0       34,000     728,346            0
Executive                1995      567,231       581,561   67,037            0       28,000     857,541            0
Vice President           1994      478,077       457,605   56,044      550,830      200,000           0       55,000(g)

C. F. Kohrt              1996      486,538       445,174        0            0       34,000     365,558       75,000(h)
Executive Vice President 1995      296,000       236,769        0            0       29,820   1,443,866            0
& Assistant COO          1994      237,369       173,724        0            0        6,800           0            0

W. J. Prezzano           1996      600,769       580,656        0            0       34,000    664,650       100,000(h)
Vice Chairman            1995      577,154       709,432        0            0       28,000  2,887,656             0
                         1994      552,615       501,328  113,686            0       65,000          0     1,351,200(h)



(a)   These columns include amounts paid and deferred.
(b)   This column includes Management Variable Compensation Plan and the Wage Dividend
Plan awards for services in the year indicated.  For services in 1996, Wage Dividend was paid in the form of stock options except for Mr. Prezzano.  The value of the options in the following amounts is included in the amount shown for 1996:  G. M. C.
Fisher - $261,884 ; D. A. Carp - $53,779 ; H. L. Kavetas - $72,228; and C. F. Kohrt
- $45,174.
(c)   Where no amount is shown, the value of personal benefits provided was less than the minimum amount required to be reported.  For G. M. C. Fisher for 1994 the amount includes $43,973 for club memberships.  For D. A. Carp the amounts represent expatriate payments in connection with an overseas assignment: 1994 - $102,238 for housing and $207,006 for tax reimbursement; 1995 - $111,433 for housing and $61,542 for tax reimbursement.  For H. L. Kavetas for 1994 this amount includes $55,934 for club membership including tax reimbursement, and for 1995 this amount includes
$35,615 as a temporary living allowance.  For W. J. Prezzano this amount represents expatriate payments and tax reimbursement for overseas assignments in 1990 and 1991.
(d)   The total number and value of restricted stock held (or deferred) as of December 31,
1996 for each named individual (valued at $80.25 per share) are:  G. M. C. Fisher -
85,172 shares - $6,835,053; D. A. Carp - 18,782 shares - $1,507,256; H. L. Kavetas -
23,965 shares - $1,923,191; C. F. Kohrt - 18,782 shares - $1,507,256; and W. J.
Prezzano - 37,563 shares - $3,014,431.  Dividends are paid on restricted shares as and when dividends are paid on Kodak common stock.  The amount for H. L. Kavetas for
1994 represents 12,810 shares valued at $43.00 per share, on the date of grant,
February 15, 1994.
(e)   The following amounts for 1996 are the value of the awards paid under the
Performance Stock Program based on performance over the period 1995-1996, computed as of the date of award, February 13, 1997, at $92.3125 per share:  G. M. C. Fisher
- 16,200; D. A. Carp - 3,960; H. L. Kavetas - 7,890; C. F. Kohrt - 3,960; and W. J.
Prezzano - 7,200.  W. J. Prezzano received an award even though he retired before the payment date because his retirement was deemed to be an approved reason.
Amounts for 1995 were paid based on performance over the period 1993 - 1995, and computed as of the date of award, February 9, 1996, at $76.875 per share.  The value of these shares as of December 31, 1996 is included in footnote (d).  All these awards were paid in shares of restricted stock, which restrictions lapse upon attainment of age 60.  Dividends are paid on the restricted shares as and when dividends are paid on Kodak common stock.
(f)   For 1996, this amount includes $1,901,388 of principal and interest forgiven by the
Company with respect to two loans described under the heading "Employment Contracts"
on page 22 and $23,800 for life insurance premiums;  for 1995 this amount includes
$1,982,891 of principal and interest forgiven by the Company and $22,050 for life insurance premiums; and for 1994 the amount includes $2,064,394 of principal and interest forgiven by the Company and $39,130 for life insurance premiums.
(g)   This amount is a hiring bonus.
(h)   For 1996 the amount is a special recognition award paid in connection with repositioning of the Office Imaging Business.  For 1994 the amount is a special recognition award paid in connection with the divestiture of the non-imaging health businesses.

                                              OPTION/SAR GRANTS IN LAST FISCAL YEAR
                         Individual Grants
--------------------------------------------------------------------
                 Number of   Percentage
                 Securities  of Total
                 Underlying  Options/SARs
                 Options/    Granted to      Exercise or
                 SARs        Employees       Base Price   Expiration      Grant Date
Name             Granted (a)  in Fiscal Year  Per Share    Date            Present Value (b)
---------------  ----------  --------------  -----------  ----------      ----------------

G. M. C. Fisher   75,000       2.2000%        $71.813      3/28/06          $1,713,000

D. A. Carp        34,000        .9974          71.813      3/28/06             776,560

H. L. Kavetas     34,000         .9974          71.813      3/28/06             776,560

C. F. Kohrt       34,000        .9974          71.813      3/28/06             776,560

W. J. Prezzano    34,000         .9974          71.813      3/28/06             776,560





(a) One third of these options vest on each of the first three anniversaries of the grant date. Termination of employment, for other than death or a permitted reason, prior to the first anniversary of the grant date results in forfeiture of the option. Thereafter, termination of employment prior to vesting results in forfeiture of the option unless the termination is due to retirement, death, disability or an approved reason. Vesting accelerates upon death.
(b) The present value of these options was determined using the Black-Scholes model of option valuation in a manner consistent with the requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation."



AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION/SAR VALUES


                                                Number of
                                                Securities
                                                Underlying                        Value of Unexercised
                                                Unexercised                       in-the-money
                  Number                        Options/SARs at                   Options/SARs at
                  of                            Fiscal Year-End                   Fiscal Year-End(b)
                  Shares                        -----------------------------     --------------------------
                  Acquired on      Value
Name              Exercise (a)      Realized     Exercisable     Unexercisable     Exercisable     Unexercisable
--------------    ------------     --------     -----------     -------------     ------------    -------------


G. M. C. Fisher        0           $      0      810,824         637,715          $27,606,627     $19,567,767

D. A. Carp        10,018            443,632       71,367         153,870            2,934,496         767,436

H. L. Kavetas          0                  0        9,352         252,648              223,859       8,195,235

C. F. Kohrt          742             57,481       57,521          53,870            2,312,135         698,736

W. J. Prezzano         0                  0      239,565          52,648           10,248,685         733,235



(a) The number for D. A. Carp is the number of securities with respect to which SARs were exercised.
(b) Based on the closing price on the New York Stock Exchange - Composite Transactions of the Company's
    common stock on December 31, 1996 of $80.25 per share.


Long-Term Incentive Plan   In February 1995, the Committee approved
the 1995-1996 and 1995-1997 Performance Cycles of the Performance Stock Program, the successor to the Restricted Stock Program. A third cycle under the Program, the 1996-1998 Performance Cycle, was approved by the Committee in February 1996. Awards under each cycle are contingent upon attaining a performance goal established by the Committee at the beginning of the cycle. This performance goal is total shareholder return by the Company equal to at least that earned over the same period by a company at the 50th percentile in terms of total shareholder return within the Standard & Poor's 500 Index. After the close of a cycle, the Committee will determine whether the performance goal was achieved and, if so, calculate, based upon application of the performance formula to the performance goal, what percentage of each participant's target award for the cycle has been earned. No awards will be paid for a cycle unless the performance goal is achieved. The performance formula for each cycle provides that 50 percent of the target award will be earned if the performance goal is achieved. In order for 100 percent of target to be earned, total shareholder return for the cycle must equal that of the company used to demarcate performance at the 60th percentile within the Standard & Poor's 500 Index. In determining the actual award amount to be paid to a participant, the Committee has the discretion to reduce or eliminate the target award earned by a participant, based upon any objective or subjective criteria it deems appropriate. Awards, if any, will be paid in the form of restricted stock, which restrictions will lapse upon the participant's attainment of age 60. The table below shows the threshold (i.e., attainment of the performance goal), target and maximum number of shares for the Chief Executive Officer and the other named executive officers for each cycle.

      Individuals who participate for less than the full performance cycle are eligible for only a prorated award. The amount of the prorated award is determined at the end of the performance cycle based upon the duration of their participation during the performance cycle.

      The awards earned for the 1995-1996 performance cycle are shown in the Long-Term Incentive Payout column of the Summary Compensation Table shown on page 15.


LONG-TERM INCENTIVE PLAN - AWARDS IN LAST FISCAL YEAR
                   Number
                   of             Performance     Estimated Future Payouts Under
                   Shares,        or Other        Non-Stock Price-Based Plans
                   Units or       Period Until
                   Other          Maturation     Threshold        Target         Maximum
                   Rights         or Payout      # of Shares     # of Shares   # of Shares
Name
----------------   -------------  -------------  -----------    ------------   ------------

G. M. C. Fisher    N/A            1995-1996       6,750         13,500         20,250
                                  1995-1997       6,750         13,500         20,250
                                  1996-1998       6,750         13,500         20,250

D. A. Carp         N/A            1995-1996       1,650          3,300          4,950
                                  1995-1997       1,650          3,300          4,950
                                  1996-1998       3,288          6,575          9,863

H. L. Kavetas      N/A            1995-1996       3,288          6,575          9,863
                                  1995-1997       3,288          6,575          9,863
                                  1996-1998       3,288          6,575          9,863

C. F. Kohrt        N/A            1995-1996       1,650          3,300          4,950
                                  1995-1997       1,650          3,300          4,950
                                  1996-1998       3,288          6,575          9,863

W. J. Prezzano     N/A            1995-1996       3,000          6,000          9,000
                                  1995-1997       3,000          6,000          9,000
                                  1996-1998       3,000          6,000          9,000

Employment Contracts   On October 27, 1993, the Company entered into an
agreement covering a period of five years, for the employment of George
M. C. Fisher as Chairman, President and Chief Executive Officer of the Company. This agreement was amended, effective as of February 25, 1997, to extend Mr. Fisher's employment as Chairman and Chief Executive Officer until December 31, 2000.

      Mr. Fisher's base salary is $2,000,000, subject to review on an annual basis. His annual target award opportunity under the Management Variable Compensation Plan is fixed under the amended agreement at 90 percent of base salary.

      Pursuant to the amended agreement, Mr. Fisher was granted 50,000 shares of restricted stock, with the restrictions lapsing on January 1, 2001, and 2,000,000 stock options. The exercise price of the options is $90.125, the closing price of Kodak common stock on the New York Stock Exchange on February 25, 1997.

      The original agreement provided for the Company to make two loans to Mr. Fisher in the total amount of $8,284,400 for five years with interest at the rate of 4.86 percent (which was the most recently announced rate under Section 1274(d) of the Internal Revenue Code, prior to the date of the loan). Of this total amount, $4,284,400 was loaned to Mr. Fisher due to his forfeiture of 80,000 stock options from his prior employer resulting from his accepting employment with the Company. Mr. Fisher was required to use all of the loan proceeds except $1,500,000 to purchase Kodak stock. The shares he purchased are reflected in the security ownership table on page 12 of this Proxy Statement. Twenty percent of the principal and all of the accrued interest on each of these loans are to be forgiven on each of the first five anniversaries of such loans. Forgiveness of the $4,000,000 loan is conditioned upon Mr. Fisher's not having voluntarily terminated his employment with the Company and forgiveness of the $4,284,400 loan is conditioned upon Mr. Fisher's not entering into competition with the Company. The amount of the forgiveness for 1996 is shown in the column of the Summary Compensation Table entitled "All Other Compensation," on page 15.

      Where necessary, Mr. Fisher has been given credit for a period of service sufficient to allow him to obtain the maximum benefit available under the Company's benefit plans. In particular, the amended agreement credits Mr. Fisher with 22 years of deemed service and five additional years of age for purposes of calculating a retirement benefit. Any pension benefit payable to Mr. Fisher by the Company will be reduced by any pension benefit paid to Mr. Fisher by his prior employer.


      The Company is providing Mr. Fisher with life insurance equal to
3.5 times his base salary and a disability benefit equal to 60 percent of base salary. In the event of Mr. Fisher's death prior to the termination of this agreement, the agreement provides for salary continuation for 90 days, payment of the annual incentive for the year of his death and annual and long-term incentives earned but not yet paid, vesting of all stock options and awards and forgiveness of the loans. In the event of Mr. Fisher's disability prior to termination of the agreement, the agreement provides for a disability benefit payable to age 65, the payment of the annual incentive for the year in which his disability occurs and annual and long-term incentives earned but not yet paid and vesting of all stock options and awards. If Mr. Fisher's employment is terminated by the Company without cause, including following a Change In Control, Mr. Fisher is entitled to the greater of the remaining term of his employment contract or 36 months of salary continuation, immediate vesting of stock options, the lapsing of any restrictions on any restricted stock award and the payment of any incentive awards earned but not yet paid. Mr. Fisher is entitled to reimbursement for taxes paid on certain of the foregoing payments, including any amounts constituting "parachute payments" under the Internal Revenue Code. If Mr. Fisher dies prior to retirement, his spouse is entitled to a 50 percent survivor annuity.

      The Company has agreed to purchase Mr. Fisher's residence in Rochester, New York, if requested by Mr. Fisher within the one-year period following his termination of employment.

      The amended agreement specifies that Mr. Fisher's termination of employment on or after December 31, 2000, for any reason other than for cause, shall be treated as termination for an approved reason for all purposes under the 1990 and 1995 Omnibus Long-Term Compensation Plans.

      On February 11, 1994, the Company entered into an agreement covering a period of five years, for the employment of Harry L. Kavetas as Chief Financial Officer of the Company. Effective as of March 3, 1997, this agreement was amended to extend Mr. Kavetas' employment as Chief Financial Officer and Executive Vice President until February 10, 2001.

      Mr. Kavetas' current base salary is $610,000, subject to review on an annual basis. Mr. Kavetas participates in the Management Variable Compensation Plan and currently has an annual target award opportunity of 60 percent of his base salary.

      Under the amended agreement, Mr. Kavetas was granted 10,000 shares of restricted stock, with the restrictions lapsing on February 10, 2001, and 200,000 stock options. The exercise price of the options is $88.50, the closing price of Kodak common stock on the New York Stock Exchange on March 4, 1997.


      Where necessary, Mr. Kavetas has been given credit for a period of service sufficient to allow him to obtain the maximum benefits available under Kodak's benefit plans. For purposes of calculating his pension benefit, Mr. Kavetas will be credited with five years of deemed service for each of his first five years of employment and three and one-half years of deemed service for each of the subsequent two years of his employment. Any pension benefit payable to Mr. Kavetas by the Company will be reduced by any pension benefit paid to Mr. Kavetas by his prior employer.

      Mr. Kavetas is entitled to 90 days of salary continuation should his employment terminate due to death, and for 18 months if terminated without cause. The awards granted to Mr. Kavetas upon the commencement of his employment vest on a pro rata basis if his employment terminates due to death or disability or without cause. The stock options and restricted stock awarded to Mr. Kavetas under his amended agreement vest in full upon these events.

Termination of Employment   The Company has a general severance
arrangement available to substantially all U.S. employees which provides two weeks of pay for every year of service with a maximum of fifty-two weeks.

      The Company had a retention agreement with Wilbur J. Prezzano. The arrangement provided that any Company retirement benefits which Mr. Prezzano would have qualified for had he retired in 1994 would be provided to him when he retired.

Change In Control Arrangements   In the event of a Change In Control
which results directly or indirectly in the Company's stock ceasing to be actively traded on the New York Stock Exchange, the following would occur:
(1) each participant in the Executive Deferred Compensation Plan would receive the balance in his or her account in a single cash payment;
(2) each participant in the Management Variable Compensation Plan would be paid a pro rata target award for such year and any other year for which payment of awards had not been made as of such date; and
(3) all outstanding stock options and stock appreciation rights would become fully vested and each holder would be paid in a single cash payment, the difference between the exercise price and the Change
In Control price.

Each of these payments would be made in a single cash payment as soon as possible but no later than the 90th day following such event.


Retirement Plan   The Company funds a tax-qualified, defined benefit
pension plan for virtually all U.S. employees. Retirement income benefits are based upon an individual's "average participating compensation" (APC) which is one-third of the sum of the individual's "participating compensation" for the highest consecutive 39 periods of earnings over the 10-year period ending immediately prior to retirement or termination. "Participating compensation," in the case of the executive officers included in the Summary Compensation Table, is base salary and Management Variable Compensation Plan awards, including allowances in lieu of salary for authorized periods of absence, such as illness, vacation or holidays.

      For an employee with up to 35 years of accrued service, the annual normal retirement income benefit is computed by multiplying the number of years of accrued service by the sum of (a) 1.3 percent of APC, plus
(b) .3 percent of APC in excess of the average Social Security wage base. For an employee with more than 35 years of accrued service, the amount computed above is increased by one percent for each year in excess of 35 years.

      The retirement income benefit is not subject to any deductions for Social Security benefits or other offsets. Officers are entitled to benefits on the same basis as other employees. The normal form of benefit is an annuity, but a lump sum payment is available in some limited situations.

      The following table shows the years of accrued service credited as of December 31, 1996, to each of the five individuals named in the Summary Compensation Table. This table also shows for each named individual the amount of his APC at the end of 1996.


                              Years of
                              Service               APC
                              --------          -------------
G. M. C. Fisher               20(a)              $3,173,998
D. A. Carp                    26                   587,600
H. L. Kavetas                 17(b)                 879,978
C. F. Kohrt                   25                   486,981
W. J. Prezzano                31                 1,001,848

(a) Mr. Fisher is credited with 17 years of deemed service for purposes of calculating his retirement benefit.
(b) Mr. Kavetas is credited with 14 years of deemed service for purposes of calculating his retirement benefit.

      In the event of a Change In Control, a participant whose employment is terminated, for a reason other than death, disability, cause or voluntary resignation, within five years of the date of such event would be credited with up to five additional years of service. In addition, where the participant is age 50 or over on the date of such event, up to five additional years of age would be credited for the following plan purposes:
(1)   to determine eligibility for early and normal retirement;
(2)   to determine eligibility for a vested right; and
(3)   to calculate the amount of retirement benefit.

The actual number of years of service and years of age that would be granted to such a participant would decrease proportionately depending upon the number of years that elapse between the date of a Change In Control and the date of the participant's termination of employment. Further, if the Plan is terminated within five years after a Change In Control, the benefit for each plan participant will be calculated as indicated above.

PENSION PLAN TABLE - Annual Retirement Income Benefit
Straight Life Annuity Beginning at Age 65




                                           Years of Service
                      ---------------------------------------------------------
Remuneration             15          20          25          30          35
-------------         --------  ----------  ----------  ----------  -----------
$  400,000            $ 96,000  $  128,000  $  160,000  $  192,000  $  224,000
   800,000             192,000     256,000     320,000     384,000     448,000
 1,200,000             288,000     384,000     480,000     576,000     672,000
 1,600,000             384,000     512,000     640,000     768,000     896,000
 2,000,000             480,000     640,000     800,000     960,000   1,120,000
 2,400,000             576,000     768,000     960,000   1,152,000   1,344,000
 2,800,000             672,000     896,000   1,120,000   1,344,000   1,568,000
 3,200,000             768,000   1,024,000   1,280,000   1,536,000   1,792,000
 3,600,000             864,000   1,152,000   1,440,000   1,728,000   2,016,000
 4,000,000             960,000   1,280,000   1,600,000   1,920,000   2,240,000

NOTE:  For purposes of this table Remuneration means APC.  To the extent that any individual's annual retirement income benefit exceeds the amount payable from the Company's funded Plan, it is paid from one or more unfunded supplementary plans.

REPORT ON EXECUTIVE COMPENSATION BY THE EXECUTIVE COMPENSATION AND DEVELOPMENT COMMITTEE



     The Company's executive compensation plans are formulated based on four fundamental principles:

1. Compensation should be related to performance consistent with Company values, as well as the objective of increasing shareholder value.

2. Compensation should be at a level consistent with that provided by comparable companies in order to attract and retain talented management.

3. Compensation should take into account both short- and long-term corporate performance.

4. Senior management should have a meaningful equity stake in the Company.


     These four principles are implemented through compensation consisting of a mix of base salary, an annual incentive plan, and long-term incentive plans. Specifically in support of the fourth principle, share ownership requirements were established for senior executives in 1993 pursuant to which they are required to own a specified value of Kodak stock by the end of a five-year period. The required level of ownership is stated as a multiple of the executive's base salary and ranges from a multiple of four for the Chief Executive Officer down to a multiple of one for the lowest level of participating executive. The requirements can be satisfied by shares owned directly or by one's spouse, restricted shares held by the executive, and investment in the Kodak Stock Fund in the Company's Savings and Investment Plan. These requirements apply to approximately 25 individuals. All participants have either satisfied their requirements or are on track to do so within the allotted time period.

     The Executive Compensation and Development Committee, which is composed entirely of independent outside directors, sets overall targeted levels of compensation, both annual compensation and long-term incentives, for the Chief Executive Officer, President, executive vice presidents and senior vice presidents. These levels are set based on surveys of other companies conducted by external consultants. A cross-section of companies is surveyed, varying in size and industry. The surveyed companies represent those with whom the Company competes for executive talent and include most, but not all, of the companies included in the Dow Jones Industrial Index shown in the Performance Graph on page 32. Through the mix of varied companies, a comprehensive picture is obtained to set a frame of reference for executive compensation. The mean compensation level of the surveyed companies is a primary reference for determining target levels of compensation.


Annual Cash Compensation   Annual cash compensation in 1996 was
made up of two components:  base salary and the Management
Variable Compensation Plan (MVCP), an annual incentive plan.

     The administration of base salaries is based upon consideration of individual performance, the position of the manager's salary in the rate range, and the range of short-term compensation for similar jobs in the marketplace, if known. The management appraisal process is entitled the Management Performance Commitment Process. This process measures performance of each member of management with respect to shareholder satisfaction, customer satisfaction and employee satisfaction/public responsibility. Various measurement criteria are used, including financial performance; improvements in health, safety and the environment; achievement of diversity goals; employee development; product leadership, cycle time and customer satisfaction. In addition, managers are appraised by their peers and the employees they manage on how well they evidence the five corporate values: respect for the dignity of the individual, integrity, trust, credibility and continuous improvement/personal renewal.

     The target annual incentive award for executives in MVCP is dependent upon their position in the Company, with the lowest level of executives having an incentive target of 18 percent of base salary and the Chief Executive Officer having a target for 1996 of 75 percent of base salary. The amount of funds available for awards through MVCP is based upon Company performance versus its Return On Net Assets (RONA) goal. Incentive awards for individuals are then determined using the results of the management appraisal process.

     During 1996, Company management sought to solidify the financial base established in 1995 and to reinforce its goals in the areas of customer satisfaction and employee satisfaction. It continued to look to RONA as an accurate measure of Company performance, using it as a key factor in determining annual incentive awards. While focus was maintained on growing revenue, managing assets and costs, and increasing earnings, the achievement of goals in such areas as customer satisfaction, product leadership, employee training and development, and diversity was given a higher profile compared to prior years. The results achieved versus goals in the areas of shareholder, customer and employee satisfaction most heavily influenced management compensation awards for 1996. Based primarily on overall Company results, but also on unit and individual performance, MVCP awards for 1996 were slightly above the target level, and below the levels paid for 1995. Shareholder satisfaction, measured primarily by such measures as RONA, earnings and cash flow, was strong. Customer satisfaction, measured primarily by such measures as customer satisfaction indices, quality and product leadership, was below expectations. Employee satisfaction, measured primarily by such measures as amount of employee training, diversity and employee satisfaction indices, was above expectations. Based upon these results, MVCP awards for the Chief Executive Officer and the four highest-paid executive officers for 1996 were as detailed in the Summary Compensation Table on page 15.


Long-Term Incentive Compensation   The Company's long-term
incentive compensation consists of stock options and a performance share program, with the latter being a multi-year goal-based program for senior executives in which awards earned are paid in restricted stock.

     Stock options tie compensation directly to increases in shareholder value. Surveys of other companies' practices are used to determine the size of grants. Almost all of the companies included in these surveys are also included in the surveys on annual cash compensation. They differ due to the fact that different companies choose to participate in different surveys of long-term compensation. Taking into account such factors as anticipated stock price growth and volatility, future dividend yield, term of grant and an estimated risk-free rate of return, anticipated long-term compensation levels are estimated. Mean survey values are used as reference points in determining the size of option grants. Consideration is given to grant frequency in other companies as well as to the frequency and size of past grants to Kodak participants. Stock options were granted in 1996 at market price for terms of ten years.

     In 1995, the Committee approved the establishment of the Performance Stock Program, under the 1995 Omnibus Long-Term Compensation Plan. Its purpose is to focus the attention of senior management on the long-term results of the Company. The Committee intends to initiate a new multi-year performance cycle each year. In 1995, a 1995-1996 cycle and a 1995-1997 cycle were approved. In 1996, a 1996-1998 cycle was approved. The threshold, target and maximum award amounts for the Chief Executive Officer and the four highest-paid executive officers are shown in the table on page 21. In each cycle, the sole performance measure is Kodak's total return to shareholders versus that of the Standard & Poor's 500 Index for the performance cycle. Should awards be earned, they would be paid early in the year following the end of the performance cycle in the form of Kodak common stock. Transfer of these shares would be restricted until the executive reaches the age of 60.


     In the 1995-1996 performance cycle, Kodak's total return to shareholders was equal to the 68th percentile company in the Standard & Poor's 500 Index. Based on these results, the Committee approved awards at 120 percent of target levels, according to the program formula. The awards were distributed in the form of shares of Kodak common stock, as described above.


Wage Dividend   Management employees also participate in the Wage
Dividend Plan, an annual profit sharing plan for all U.S. employees. For 1996, the award payments under the Plan were based upon the Company's RONA. All award recipients receive the same percentage award, 6.58 percent for 1996, which is multiplied by the individual's participating earnings (generally, the person's last year's salary, or salary and annual incentive for MVCP participants) to arrive at the bonus amount. Awards to senior executives for 1996 were paid in the form of non-qualified stock options.

Chief Executive Officer Compensation   Mr. Fisher joined the
Company in October 1993, entering into an employment agreement with the Company covering a period of five years. An amendment to this agreement in February 1997 extended Mr. Fisher's employment for two additional years. The details of the agreement and the amendment are set forth on page 22 of this Proxy Statement.

     During 1996, as in the two prior years, no change was made to the base salary of $2,000,000 which was established in Mr. Fisher's agreement. Based upon the Company's performance described earlier in this Report, Mr. Fisher received an annual incentive award under MVCP of $1,725,000. This represents an award 15 percent above Mr. Fisher's target award of $1,500,000 (75 percent of his base salary) and was based on the results achieved against the financial goals, customer satisfaction goals and goals in the area of employee satisfaction/public responsibility. As shown in the Option/SAR Grants in Last Fiscal Year table on page 17, 75,000 non-qualified stock options were granted to Mr. Fisher in 1996. That number was derived from the survey-based grant schedule used for all stock option recipients in 1996.

     Mr. Fisher's agreement also provided for the forgiveness of 20 percent per year for each year of the contract of the principal and all of the accrued interest on two loans which were made to him by the Company, as described on page 22.


Leadership and Development   The Committee reviewed leadership and
organization development plans, as well as profiles of succession candidates. It discussed executive development strategies designed to provide leaders capable of creating effective organizations and executing business strategies that will drive the success of the Company.


Company Policy on Qualifying Compensation   Internal Revenue Code
Section 162(m), adopted in 1993, provides that publicly held companies may not deduct in any taxable year compensation in excess of one million dollars paid to any of the individuals named in the Summary Compensation Table which is not "performance-based" as defined in Section 162(m). The Committee believes that, while there may be circumstances in which the Company's interests are best served by maintaining flexibility whether or not the compensation is fully deductible under Section 162(m), it is generally in the Company's best interests to comply with Section 162(m).


Other Committee Action   The Committee supports the Company's
encouragement of stock ownership by all employees. To reinforce the achievement of that objective, the Committee agreed to continue the Stock Option Recognition Program (SORP) through 1997. This program provides for the use of stock options as special recognition awards for extraordinary contributions and achievements. Awards under SORP can generally be made only to employees who are not participants in the management-level stock option plan. Options under this program are granted from the 1995 Omnibus Long-Term Compensation Plan.

      Richard S. Braddock (Chairman)      Roberto C. Goizueta
      Alice F. Emerson                    John J. Phelan, Jr.


PERFORMANCE GRAPH -- SHAREHOLDER RETURN

      The following graph compares the performance of the Company's common stock with the performance of the Standard & Poor's 500 Composite Stock Price Index ("Standard & Poor's 500 Index") and the Dow Jones Industrial Index, by measuring the changes in common stock prices from December 31, 1991, plus assumed reinvested dividends.

[graph omitted]



                12/31/91 12/31/92 12/31/93 12/31/94 12/31/95 12/31/96
                -------- -------- -------- -------- -------- --------
Eastman Kodak   $100.00  $ 87.95  $126.53  $140.71  $202.88  $248.25

S&P 500 Index    100.00   107.60   118.40   120.01   164.95   202.72

Dow Jones        100.00   107.41   125.60   131.95   180.56   229.36



      The graph assumes that $100 was invested on December 31, 1991 in each of the Company's common stock, the Standard & Poor's 500 Index and the Dow Jones Industrial Index, and that all dividends were reinvested. In addition, the graph weighs the constituent companies on the basis of their respective market capitalizations, measured at the beginning of each relevant time period.




ITEM 2 - RATIFICATION OF ELECTION OF INDEPENDENT ACCOUNTANTS

      The Board of Directors, on the recommendation of the Audit Committee, elected Price Waterhouse LLP, independent accountants of the Company for many years, to serve until the Annual Meeting of shareholders in 1998. The Board of Directors proposes that the shareholders ratify the Board's election of Price Waterhouse LLP as the independent accountants of the Company. Representatives of Price Waterhouse LLP are expected to be present at the Meeting and to be available to respond to appropriate questions. They will be given the opportunity to make a statement if they desire to do so.

The Board of Directors recommends a vote FOR the ratification of election of independent accountants.


ITEM 3  SHAREHOLDER PROPOSAL

      The Service Employees International Union Master Trust, 1343 L Street NW, Washington, DC 20005, owner of 26,700 shares, submitted the following proposal:


"BE IT RESOLVED: That the stockholders of Eastman Kodak Company urge the Board of Directors take the necessary steps to declassify the Board of Directors for the purpose of director elections. The Board declassification shall be done in a manner that does not affect the unexpired terms of directors previously elected.

SUPPORTING STATEMENT

      The Board of Directors of Eastman Kodak is divided into three classes serving staggered three-year terms. It is our belief that the classification of the Board of Directors is not in the best interests of Eastman Kodak and its shareholders. The elimination of the staggered board would require each director to stand for election annually. This procedure would allow shareholders an opportunity to annually register their views on the performance of the board collectively and each director individually. Concerns that the annual election of directors would leave Eastman Kodak without experienced board members in the event that all incumbents are voted out are unfounded. If the owners should choose to replace the entire board, it would be obvious that the incumbent directors' contributions were not valued.

      A classified board of directors protects the incumbency of the board of directors and current management which in turn limits accountability to stockholders.


      It is our belief that Eastman Kodak's corporate governance procedures and practices, and the level of management accountability they impose, are related to the financial performance of Eastman Kodak. While Eastman Kodak's current performance is good, we believe sound corporate governance practices, such as the annual election of directors, will impose the level of management accountability necessary to help insure that a good performance record continues over the long term.

      We urge you to VOTE FOR this proposal."


The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

     At the Company's 1987 Annual Meeting of shareholders, over 75 percent of the shares voted were cast in favor of creating a classified Board of Directors, that is, a Board approximately one-third of whose members are elected each year for a three-year term. In the late 1980's, similar resolutions were passed by the shareholders of many large U.S. corporations for a number of reasons, including inhibiting unfriendly take-over attempts.

     A classified Board of Directors provides for continuity and stability and allows the Company to implement its long-term strategy and to focus on long-term performance. A classified Board of Directors makes it more difficult for a substantial shareholder to change abruptly the entire Board of Directors without the approval, or at least the cooperation, of the incumbent Board. A classified board permits a more orderly process for directors to consider any and all alternatives to maximize shareholder value, in the exercise of their fiduciary responsibility.

     There are those who argue, as the proponent does, that classified boards serve to protect the incumbency of the current board of directors and management. The proponent argues that a classified board therefore is less accountable to shareholders than a board whose members stand for election every year.

     The Company's Board of Directors currently consists of nine members, eight of whom are independent directors. The Company's Board of Directors has been responsive to the concerns of shareholders, a fact most notably demonstrated a few years ago when the Board replaced the senior management of the Company. In 1996, the Company's Board of Directors was identified by Business Week as one of the 25 best boards.

     While declassifying the Board might theoretically increase accountability to shareholders, this Board has been extremely responsive to shareholder concerns. Moreover, Board declassification would come at the expense of the legitimate protection afforded to shareholders through such a structure.

In view of the foregoing, it is recommended that shareholders vote AGAINST this proposal.



OTHER MATTERS

      In accordance with New Jersey law, under which the Company is incorporated, matters not properly noticed to shareholders, other than procedural matters, may not be made the subject of a vote by shareholders at the Meeting.


Vote Required To Adopt Resolutions   The election of directors
requires a plurality of votes cast. Each other matter to be submitted to shareholders requires the affirmative vote of a majority of the votes cast at the Meeting. Although abstentions and broker non-votes will be included in the calculation of the number of shares that are considered present at the Annual Meeting, they will not be counted as votes cast.

     It should be noted that the adoption of the shareholder proposal would not in itself eliminate Board classification. Eliminating Board classification requires an amendment to the Company's Restated Certificate of Incorporation, which requires action by the Board of Directors and the affirmative vote of at least 80 percent of the outstanding shares of the Company.

Voting A Proxy   The proxy card enclosed is designed to permit each
shareholder of record at the close of business on March 17, 1997, to vote in the election of directors, the ratification of election of independent accountants, and on the shareholder proposal. The proxy is solicited by the Board of Directors of the Company. The proxy may be revoked in writing at any time prior to its being voted at the Meeting. Each valid and timely proxy not revoked will be voted at the Meeting in accordance with the instructions on the card.

      It is the intention of the proxy holders to vote as follows, unless instructed to the contrary:
(1)   FOR the election of directors;
(2) FOR the ratification of the election of Price Waterhouse LLP as the independent accountants of the Company; and
(3)   AGAINST the shareholder proposal.

      If, for any reason, any of the nominees for election to the Board of Directors becomes unavailable, the holders of the proxies may exercise discretion to vote for substitutes proposed by the Board of Directors. The Board of Directors of the Company has no reason to believe that the nominees will be unable or will decline to serve if elected.

Confidential Voting   The Company has had for a number of years a
policy which protects the confidentiality of shareholder votes. This policy provides that neither the identity nor the vote of any shareholder will be disclosed to the Company, its directors, officers or employees except:
(1) to allow the election inspectors to certify the results of the vote;
(2) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; or
(3) in the event of a proxy solicitation based on an opposition proxy statement.

Outstanding Voting Shares   As of February 3, 1997, there were
332,600,616 shares of the Company's voting securities outstanding. Each share of the Company's common stock is entitled to one vote.

Shareholder Proposals For 1998   The last day for the Company to
receive proposals from shareholders for the 1998 Annual Meeting of shareholders is November 26, 1997. Proposals should be sent certified mail - return receipt requested to Joyce P. Haag, Secretary, Eastman Kodak Company, Rochester, New York 14650-0208.

Costs of Solicitation   The cost of this solicitation of proxies will
be borne by the Company. In addition to the solicitation of the proxies by use of the mails, some of the officers and regular employees of the Company, without extra remuneration, may solicit proxies personally, or by telephone, facsimile, telegraph or cable. The Company may also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of shares held of record. The Company will reimburse such persons for their expenses in forwarding soliciting material. In addition, the Company has retained Georgeson & Co., Inc. to assist in the solicitation of proxies from all shareholders for an estimated fee not to exceed $18,500, plus reimbursement of reasonable out-of-pocket expenses.


By Order of the Board of Directors
s/Joyce P. Haag
Joyce P. Haag, Secretary
March 27, 1997




                                        DEFINITIVE COPY

            (CORPORATE LOGO OMITTED)

            EASTMAN KODAK COMPANY

            This Proxy is solicited on behalf of the Board of Directors


            The undersigned hereby appoints George M. C. Fisher and Joyce P. Haag, and each of them, as Proxies with full power of substitution, to vote, as designated on the reverse side, for director substitutes if any nominee becomes unavailable, and in their discretion, on matters properly brought before the Meeting and on matters incident to the conduct of the Meeting, all of the shares of common stock of Eastman Kodak Company which the undersigned has power to vote at the Annual Meeting of shareholders to be held on May 14, 1997 or any adjournment thereof.

            NOMINEES FOR DIRECTORS:

                 Class I: Martha Layne Collins, George M. C. Fisher, Paul E. Gray and John J. Phelan, Jr.

                 Class II: Harry L. Kavetas and Laura D'Andrea Tyson

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL DIRECTORS AND THE RATIFICATION OF ELECTION OF PRICE WATERHOUSE LLP AS INDEPENDENT
ACCOUNTANTS AND AGAINST THE SHAREHOLDER PROPOSAL.

This Proxy will be voted as directed; if no direction to the contrary is indicated, it will be voted for the election of directors, for the ratification of the election of independent accountants, and against the shareholder proposal.

             (CONTINUED, and To Be Signed and Dated on the REVERSE
SIDE)






The Board of Directors recommends a vote FOR Items 1 and 2.

1.    Election of             FOR        WITHHOLD
      Directors                         AUTHORITY
                               0             0


To withhold authority to vote for any particular nominee, write the name above.


2.    Ratification            FOR        AGAINST       ABSTAIN
      of Election
      of Independent
      Accountants              0           0              0

The Board of Directors recommends a vote AGAINST Item 3


3.    Shareholder             FOR         AGAINST       ABSTAIN
      Proposal-
      Annual Election of
      Directors                0           0              0


If you receive more than one Annual Report at the address set forth on this proxy card and have no need for the extra copy, please check the box at the right. This will not effect the
distribution of dividends or proxy statements.                0


I plan to attend the
Annual Meeting.                0




I plan to bring
a guest                0


SIGNATURE(s)                                  DATE

NOTE: Please sign exactly as the name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

When executed, promptly forward this card to: Proxy Services, Boston EquiServe, P. O. Box 9372, Boston, MA 02205-9942



                                                     <PAGE 1>




March 26, 1997


Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C.  20549

Attention:  Document Control

Subject:  Annual Meeting of Shareholders of Eastman Kodak Company --
          May 14, 1997

Dear Sir:

Pursuant to Rule 14a-6 under the Securities Exchange Act, we hereby transmit for filing herewith the definitive proxy statement and form of proxy for use in connection with the Annual Meeting of shareholders of Eastman Kodak Company to be held May 14, 1997. Mailing of the definitive proxy statement and form of proxy to shareholders is expected to commence on March 27, 1997.

Pursuant to Rule 14a-6(a) the Company did not file a preliminary proxy statement and form of proxy because the only matters to be acted upon at the Annual Meeting are the election of directors, ratification of the election of independent accountants, and action on a shareholder proposal.

The material changes from last year's proxy statement are as follows:

      1) the inclusion of one shareholder proposal (pages 34 through 35); and

      2) the nomination for election of four Class I directors and two Class II directors.


In addition, please be advised that the pagination of the electronically filed proxy statement differs from the printed version thereof and the printed proxy statement contains the performance graph while the electronic version contains a chart.

                                    <PAGE 2>


Securities and Exchange Commission--2
March 26, 1997



The ratification of election of independent accountants is a matter upon which shareholders must vote, according to the Company's by-laws. Item 18 of Schedule 14A is not, therefore, applicable to the election of independent accountants.

Under separate cover, eight copies of the Annual Report for the year 1996 will be forwarded to you on or before March 27, 1997, the date mailing to the shareholders is expected to commence. In addition, five copies of the Annual Report will be mailed to the New York Stock Exchange at that time.

                              Very truly yours,


                              Joyce P. Haag
JPH:cbs
Enc.

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

16

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